EXHIBIT 11.1

                             Computation of Earnings Per Share

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                                                               Exhibit 11.1
                                SOUTHERN NATIONAL CORPORATION AND SUBSIDIARIES
                                                            Computation of Earnings Per Share
                                                                For the Periods Indicated
                                                      (Dollars in thousands, except per share data)



                                                                                             For the Years
                                                                                             Ended Dec. 31,
                                                                                               1993                1992
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                          Primary Earnings Per Share:

                          Weighted average number of common shares                           30,665,726        29,410,555
                                  outstanding during the period


                          Add -
                                  Dilutive effect of outstanding options
                                           (as determined by application of
                                           treasury stock method)                               291,783           477,072


                          Weighted average number of common shares, as adjusted              30,957,509        29,887,627

                          Net income                                                         $   71,993        $   47,239


                          Less-
                                  Preferred dividend requirements                                 5,196             4,605

                          Net income available for common shares                                 66,797            42,634

                          Primary Earnings per share                                     $         2.16   $          1.43


                          Fully-Diluted Earnings Per Share:

                                  Weighted average number of common shares
                                           outstanding during the period                      30,665,726        29,410,555


                                  Add
                                           Shares issuable assuming conversion of convertible
                                                   preferred stock                              4,548,236        4,125,722


                                  Dilutive effect of outstanding options (as determined

                                           by application of treasury stock method)               298,134          555,107

                                  Weighted average number of common shares, as adjusted        35,512,096       34,091,384


                                  Net income                                                  $    71,993      $    47,293

                                  Fully-diluted earnings per share                        $          2.03      $      1.39


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